Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use of our report dated September 29, 2025, (except for the May 18, 2026 reverse stock split discussed in Note 14 as to which the date is July 17, 2026) on the consolidated financial statements of Propanc Biopharma, Inc. and Subsidiary for the years ended June 30, 2025 and 2024, included herein on the registration statement of Propanc Biopharma, Inc. on Form S-1, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Salberg & Company, P.A.

SALBERG & COMPANY, P.A.

Boca Raton, Florida

July 17, 2026